Exhibit 10.2

Global Blood Therapeutics, Inc.

Amended and Restated Severance and Change in Control Policy

Adopted on July 23, 2015

(amended and restated on January 6, 2016, July 5, 2017, July 26, 2017,

December 13, 2017, March 13, 2018, July 23, 2019, October 16, 2019, January 7, 2020 and

May 26, 2020)

Benefits in Connection with a Sale Event.

In connection with a Sale Event (as defined in the Global Blood Therapeutics, Inc. 2015 Stock Option and Incentive Plan (as may be amended or restated, the “2015 Plan”)), employees of Global Blood Therapeutics, Inc. and its subsidiaries and affiliates (collectively, the “Company”) will be entitled to receive the following benefits in the event of a termination of their employment or other service relationship with the Company (or its successor or acquirer) without Cause (as defined below) or for Good Reason (as defined below) within one (1) year after the closing of the Sale Event (the “Change in Control Period”), subject to each such employee’s execution and non-revocation of a severance agreement within sixty (60) days following the date of such termination, including a general release of claims acceptable to the Company or its successor or acquirer:

•

Full acceleration of vesting of all outstanding equity-based awards, including stock options and restricted stock units, under the 2015 Plan, the Company’s 2017 Inducement Equity Plan, and such additional equity incentive plans, arrangements and agreements (as each may be further amended or restated) covering employees of the Company as the Company’s Board of Directors may adopt and approve from time to time (collectively, “Awards”), and for the sake of clarity, for any Awards accelerated in such manner that contain conditions and restrictions relating to the attainment of performance goals, such performance goals will be deemed achieved at one hundred percent (100%) of target levels; and

•

Payment of (a) severance in a lump sum in the amounts set forth below, (b) target incentive bonus payouts in the amounts set forth below, equal to (i) a percentage, as set forth below, of the employee’s incentive bonus target for the year in which the closing of the Sale Event occurred plus (ii) a prorated incentive bonus payout for the portion of the year in which the closing of the Sale Event occurred, prorated based on employee’s incentive bonus target and the date of termination of their employment or other service relationship with the Company and (c) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company, including, if applicable, the monthly employer contribution to a health savings account:

Position	Severance (Amount of Base Salary)	Incentive Bonus	Benefits Continuation
Chief Executive Officer	18 months	150% bonus target and prorated payout	18 months

Senior Management Team (“SMT”) members	12 months	100% bonus target and prorated payout	12 months

Senior Vice Presidents and Vice Presidents (other than SMT members)	9 months	100% bonus target and prorated payout	9 months

All Other Employees	6 months	100% bonus target and prorated payout	6 months

Benefits Not in Connection with a Sale Event.

Certain designated employees of the Company who execute a participation letter in substantially the form attached hereto as Exhibit A will be entitled to receive the following benefits in the event of a termination of their employment or other service relationship with the Company (or its successor or acquirer) without Cause or for Good Reason outside of the Change in Control Period, subject to each such employee’s execution and non-revocation of a severance agreement within sixty (60) days following the date of such termination, including a general release of claims acceptable to the Company or its successor or acquirer:

•

Payment of (a) severance in a lump sum in the amounts set forth below, (b) target incentive bonus payouts in the amounts set forth below, equal to (i) a percentage, as set forth below, of the employee’s incentive bonus target for the year in which such termination of employment or other service relationship occurred plus (ii) a prorated incentive bonus payout for the portion of the year in which such termination of employment or other service relationship occurred, prorated based on employee’s incentive bonus target and the date of termination of their employment or other service relationship with the Company and (c) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company, including, if applicable, the monthly employer contribution to a health savings account:

Position	Severance (Amount of Base Salary)	Incentive Bonus	Benefits Continuation
Chief Executive Officer	12 months	100% bonus target and prorated payout	12 months
SMT members	12 months	N/A	12 months

General Provisions.

For purposes of this Amended and Restated Severance and Change in Control Policy (this “Policy”), SMT members shall include (i) each individual who is then employed by the Company as an executive officer and (ii) such other employees of the Company as may be designated by the Compensation Committee of the Board as SMT members for purposes of this Policy from time to time, which individuals specified in clauses (i) and (ii) shall each continue to be considered SMT members for purposes of general severance and change in control severance benefits so long as they are employed with the Company as SMT members; provided that (a) if any such individual is employed by the Company in any other capacity (other than serving as a SMT member), such individual will be eligible for benefits under this Policy in accordance with their then-applicable level of service as provided above; (b) any individual employed as the Company’s Chief Executive Officer shall be eligible for the general severance and change in control severance benefits applicable to the Chief Executive Officer only so long as such individual is employed with the Company as the Chief Executive Officer (and if at any time such individual remains employed by the Company but is not serving as the Chief Executive Officer, e.g., serving as a non-CEO SMT member, such individual will be eligible for benefits under this Policy in accordance with his or her then-applicable level of service as provided above) and (c) any SMT member shall cease to be considered an SMT member for purposes of this Policy upon the termination of such individual’s employment with the Company (except to the extent such termination triggers such individual’s entitlement to general severance or change in control severance benefits in accordance with this Policy).

The amounts payable pursuant to this Policy shall be paid or commence to be paid within 60 days following the date of termination of employment, provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

Upon the consummation of a Sale Event, to the extent Section 280G of the Internal Revenue Code is applicable to an employee, such employee shall be entitled to receive either: (a) payment of the full amounts set forth above to which the employee is entitled or (b) payment of such lesser amount that does not trigger excise taxes under Section 280G, whichever results in the employee receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

For purposes of this Policy, “Cause” shall mean (i) the employee’s dishonest statements or acts with respect to the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business, including without limitation, the employee engaging in misappropriation of funds or financial accounting improprieties; (ii) the employee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the employee’s continued non-performance of his or her duties to the Company which has continued for thirty (30) or more days following written notice of such non-performance by the Company; (iv) the employee’s material violation of the Company’s Code of Business Conduct and Ethics or of any of the Company’s other written employment, compliance or other policies as in effect from time to time; (v) the employee’s material violation of any provision of any agreement(s) between the employee and the Company relating to noncompetition, nonsolicitation, confidentiality, nondisclosure and/or assignment of inventions; or (vi) the employee’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of this Policy, “Good Reason” shall mean that the employee followed the “Good Reason Process” following the occurrence of (a) a material diminution in the employee’s job responsibilities (provided that a change in the employee’s job title or reporting relationship shall not be deemed a material diminution in the employee’s job responsibilities), (b) a material diminution in the employee’s base salary or (c) the relocation of the employee’s principal place of business to a location that is more than twenty-five (25) miles from the employee’s then-current location of employment. “Good Reason Process” shall mean that (i) the employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the employee notifies the Company (or its successor) in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the employee cooperates in good faith with the Company’s (or its successor’s) efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the employee terminates his employment within 60 days after the end of the Cure Period. If the Company or its successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

This Policy shall be administered by the Company, and the Company shall have the power and authority to interpret the terms and provisions of this Policy, to make all determinations it deems advisable for the administration of this Policy, to decide all disputes arising in connection with this Policy and to otherwise supervise administration of this Policy. The Company retains the right to amend, revise, change or end this Policy at any point in the future; provided that this Policy may not be amended or terminated during the period commencing on the date that it enters into a definitive agreement that if consummated, would result in a Sale Event and ending on the earlier of (i) one (1) year after a Sale Event and (ii) the termination of the definitive agreement without the consummation of a Sale Event. This Policy does not change the “at-will” employment status of any employee.

In the event an employee of the Company is party to an agreement or other arrangement with the Company that provides greater benefits than set forth in this Policy, such employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this Policy, provided that the definition of Cause set forth herein shall continue to apply to the eligibility to receive such other benefits.

The payments under this Policy are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. This Policy shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Policy shall be considered separate payments. To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon an employee’s termination of employment, then such payments or benefits shall be payable only upon such employee’s “separation from service” (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h)). Notwithstanding any

provision to the contrary, to the extent an employee is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on such employee’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of (i) the date six months and one day after the employee’s separation from service or (ii) the employee’s death. This Policy may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. The Company makes no representation or warranty and shall have no liability to any employee or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

EXHIBIT A

PARTICIPATION LETTER

[DATE]

[PARTICIPANT NAME]

[ADDRESS]

Dear [PARTICIPANT]:

The Board of Directors of Global Blood Therapeutics, Inc. (the “Company”) has designated you as eligible for benefits not in connection with a Sale Event (the “Non-Sale Benefits”) as set forth in the Company’s Amended and Restated Severance and Change in Control Policy as may be amended from time to time (the “Policy”). As set forth in the Policy, there are certain eligibility requirements for such Non-Sale Benefits including, but not limited to, your execution of a participation letter as set forth herein.

You agree that to the extent any benefits to which you may be eligible under the Policy are contingent on the termination of your employment or other service relationship by the Company (or a successor or acquirer) without “cause,” such term shall mean Cause as defined in the Policy. For the avoidance of doubt, the Cause definition in the Policy supersedes any other definition of such term which may apply to you.

This letter and the Policy constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements (oral or written) between you and the Company concerning such subject matter. In the event of a conflict between the terms of this letter and the terms of the Policy, the terms of the Policy shall apply.

Congratulations on being selected to be eligible for Non-Sale Benefits under the Policy.

GLOBAL BLOOD THERAPEUTICS, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED

[Participant Name]

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